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                                                            EXHIBIT (23)



                        Consent of Independent Auditors


     We consent to the incorporation by reference in the Registration Statement Form S-3 Nos. 333-1753 and 333-94179 and Form S-8, Nos. 33-18630, 33-2921, 33-
10316, 2-76672, 2-90885, 33-38322 and 33-22965 pertaining to certain Retirement
Savings and Investment Plans and Stock Option Plans of Cordant Technologies Inc. of our report dated February 4, 2000 (except for the information regarding the Company's debt facility discussed in Note 8, as to which the date is February 9,
2000), with respect to the consolidated financial statements of Cordant Technologies Inc. incorporated by reference in the Annual Report (Form 10-K) of Cordant Technologies Inc. for the year ended December 31, 1999.

     Our audits also included the financial statement schedules of Cordant Technologies Inc. listed in item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




                                               ERNST & YOUNG LLP


Salt Lake City, Utah
March 29, 2000